UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 12, 2006

RIM SEMICONDUCTOR COMPANY

(Exact name of registrant as specified in its charter)

Utah	000-21785	95-4545704
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

305 NE 102nd Ave, Suite 105, Portland, OR 97220
(Address of principal executive offices, including Zip Code)

(503) 257-6700
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❒ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❒ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❒ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On December 12, 2006 (the “Effective Date”), Rim Semiconductor Company (the “Company”) entered into a three-year Master ASIC Services Agreement with eSilicon Corporation (“eSilicon”) (the “MSA”), pursuant to which eSilicon agreed to provide physical design and manufacturing services to the Company in exchange for cash and unregistered shares of the Company’s common stock.

Under the terms of the MSA, pursuant to orders made by the Company and accepted by eSilicon on the Effective Date, eSilicon will provide physical design and manufacturing services for the application-specific standard product (“ASSP”) version of the Company’s Cupria™ Cu5001 transport processor. The MSA contemplates possible additional products and services to be provided to the Company by eSilicon.

In connection with the MSA and related orders by the Company and pursuant to a Stock Purchase Agreement between the Company and eSilicon made as of the Effective Date, the Company issued to eSilicon on the Effective Date 3,736,991 shares of its restricted common stock (the “Restricted Shares”) for $395,000 of non-recurring engineering services (“NRE Services”) to be provided by eSilicon related to the ASSP version of the Cupria™ Cu5001. Some or all of the Restricted Shares would be returned (based on agreed-to formulas) to the Company if the Company were to cancel the NRE Services, in whole or in part, before all NRE Services have been performed. Additional cash payments will be made by the Company to eSilicon for other NRE services as such services are performed.

In connection with the issuance of the Restricted Shares described above, the Company and eSilicon entered into a Registration Rights and Transfer Restriction Agreement, as of the Effective Date. In that agreement, the Company granted eSilicon: (i) piggyback registration rights; and (ii) demand registration rights that may be exercised only if the Company is eligible to file a registration statement on Form S-3 for secondary offerings. Both the piggyback and demand registration rights are subject to customary terms and conditions. In addition, eSilicon has agreed that, for 18 months after the Effective Date, it will not sell more than one-third of the Restricted Shares in any 90-day period without the Company’s consent, subject to certain exceptions.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rim Semiconductor Company

Dated: December 18, 2006	By:	/s/ Brad Ketch
Brad Ketch President and Chief Executive Officer